Exhibit 99.1
ADC Therapeutics Reports Second Quarter 2025 Financial Results and Provides Operational Update

ZYNLONTA® in combination with glofitamab (COLUMVI®) demonstrated overall response rate (ORR) of 93.3% and a complete response (CR) rate of 86.7% in LOTIS-7 across 30 efficacy evaluable patients

Expansion to 100 r/r DLBCL patients underway in LOTIS-7 Phase 1b trial; Additional data to be shared in second half of 2025

LOTIS-5 Phase 3 trial expected to reach prespecified progression-free survival (PFS) events by end of 2025; update to follow once data are available

Completed $100 million private placement extending expected cash runway into 2028

LAUSANNE, Switzerland, August 12, 2025 – ADC Therapeutics SA (NYSE: ADCT), a commercial-stage global leader and pioneer in the field of antibody drug conjugates (ADCs), today reported financial results for the second quarter ended June 30, 2025, and provided operational updates.

“Entering the second half of 2025, we have streamlined our strategic focus and strengthened our financial foundation, which now allows us to pursue multiple promising opportunities to expand ZYNLONTA® into earlier lines of therapy in DLBCL and indolent lymphomas,” said Ameet Mallik, Chief Executive Officer of ADC Therapeutics. “We recently shared impressive efficacy data from our LOTIS-7 study of ZYNLONTA plus glofitamab in patients with relapsed or refractory DLBCL and have additional key clinical milestones anticipated through 2026. These milestones include LOTIS-5 achieving the prespecified PFS event target this year and a ZYNLONTA sBLA filing anticipated in 2026, in addition to ongoing Phase 2 investigator-initiated trials in indolent lymphomas. We remain committed to executing our strategy with discipline as we pursue the substantially larger therapeutic opportunity for ZYNLONTA.”

Second Quarter 2025 Operational Updates & Recent Highlights

•Completed private investment in public equity (PIPE) financing extending expected cash runway to 2028. The Company entered into a securities purchase agreement for the sale of its equity securities to certain institutional investors in a $100 million PIPE financing, of which the net proceeds of $93.1 million are anticipated to fund multiple catalysts supporting ZYNLONTA’s clinical development and commercialization activities.
•LOTIS-7 data presentations at the European Hematology Association 2025 Congress (EHA2025) and the 18th International Conference on Malignant Lymphoma (ICML) highlighted high response rates and manageable safety and tolerability of ZYNLONTA plus glofitamab (COLUMVI®) in patients with relapsed/refractory (r/r) diffuse large B-cell lymphoma (DLBCL). As of the April 2025 cutoff, data from the Phase 1b clinical trial showed an overall response rate (ORR) of 93.3% and a complete response (CR) of 86.7% among the 30 efficacy evaluable patients enrolled in the study. Among the 41 safety evaluable patients, the combination was generally well tolerated with a manageable safety profile and no dose-limiting toxicities across dose levels. The Company expects to engage with the U.S. Food and Drug Administration (FDA) and provide an update on the LOTIS-7 trial in the second half of 2025. Once sufficient data with longer follow-up is available, the Company plans to pursue publication and compendia inclusion in the first half of 2027.

•LOTIS-5 remains on track to reach prespecified progression-free survival (PFS) events by the end of 2025. After the prespecified number of PFS events is reached and data are available, the Company expects to provide topline data on the Phase 3 confirmatory trial evaluating ZYNLONTA in combination with rituximab in patients with 2L+ DLBCL. A potential supplemental Biologics License Application (sBLA) submission to regulatory authorities is anticipated in the first half of 2026, with potential confirmatory approval in 2L+ DLBCL and publication and compendia inclusion in the first half of 2027.
•Updated data from the investigator-initiated trial presented at ICML demonstrated the potential of ZYNLONTA as a monotherapy in r/r marginal zone lymphoma. The updated data presented by Izidore S. Lossos, MD, Chief, Division of Hematology Lymphoma Section, at Sylvester Comprehensive Cancer Center, part of the University of Miami Miller School of Medicine, demonstrated an ORR of 84.6% (22/26) and a CR of 69.2% (18/26) with a manageable safety profile. The Phase 2, single-arm, open-label, multicenter trial is being conducted at the Sylvester Comprehensive Cancer Center, City of Hope, Emory Winship Cancer Institute and Vanderbilt-Ingram Cancer Center. The Company plans to assess a potential regulatory pathway. In addition, once sufficient data is available, a potential publication and compendia inclusion is anticipated in the first half of 2027.
•IND-enabling activities advancing for PSMA-targeting ADC. IND-enabling activities are underway for the Company’s exatecan-based, prostate-specific membrane antigen (PSMA)-targeting ADC, which has been selected for advancement. Completion of these activities is expected by the end of 2025.
•Announced strategic restructuring and prioritization plan, discontinuing early development efforts for the remaining preclinical programs in solid tumors and focusing on ZYNLONTA. As research and development efforts and related programs are closed out, the Company plans to shut down its UK facility and reduce the global workforce across functions by approximately 30%, which is expected to be substantially completed by September 30, 2025.

Second Quarter and First Half 2025 Financial Results

•Product Revenues: Net product revenues were $18.1 million for the second quarter ended June 30, 2025, and $35.5 million for the first six months of 2025 as compared to $17.0 million and $34.9 million for the same periods in 2024. The period-over-period changes were primarily driven by higher sales price and variability in sales volume.
•Research and Development (R&D) Expense: R&D expense was $30.1 million for the three months ended June 30, 2025, and $59.0 million for the six months ended June 30, 2025, as compared to $24.3 million and $50.0 million for the same periods in 2024. The increases in R&D costs were driven by timing and enrollment of our ZYNLONTA clinical trials LOTIS-5 and LOTIS-7, and an increase in IND-enabling activities for our PSMA-targeting ADC. These increases were partially offset by a reduction in spending on discontinued programs.
•Selling and Marketing (S&M) Expense: S&M expense was $10.1 million and $20.7 million for the three and six months ended June 30, 2025, respectively, compared to $10.7 million and $22.1 million for the same periods in 2024. The period-over-period decreases were primarily due to a reduction in marketing and advertising expenses.
•General & Administrative (G&A) Expense: G&A expense was $8.8 million and $18.8 million for the three and six months ended June 30, 2025, respectively, compared to $10.2 million and $22.7 million for the same periods in 2024. The reductions in G&A expense were primarily due to lower external professional fees.
•Restructuring, impairment and other related costs: In connection with the strategic reprioritization and restructuring plan announced in June 2025, the Company incurred $13.1 million in restructuring and impairment costs for the three and six months ended June 30, 2025, which consisted of $6.7 million in employee severance and related benefit costs, and $6.4 million in non-cash impairment of assets in connection with the close down of the UK facility.
•Net Loss: Net loss for the quarter ended June 30, 2025, was $56.6 million, or a net loss of $0.50 per basic and diluted share, as compared to a net loss of $36.5 million, or a net loss of $0.38 per basic and diluted share, for the same period in 2024. Net loss for the six months ended June 30, 2025 was $95.2 million, or a net loss of $0.86 per basic and diluted share, as compared to a net loss of $83.2 million, or a net loss of $0.93 per basic and diluted share for the six months ended June 30, 2024. The higher net loss of the three- and six-month periods are primarily due to the increase in R&D expense and the restructuring, impairment and related costs incurred in connection with the strategic reprioritization and restructuring plan.
•Adjusted Net Loss: Adjusted net loss, which is a non-GAAP financial measure, was $28.7 million, or an adjusted net loss of $0.25 per basic and diluted share for the quarter ended June 30, 2025, as compared to adjusted net loss of $24.4 million, or $0.25 per basic and diluted share, for the same period in 2024. Adjusted net loss for the six months ended June 30, 2025, was $52.6 million, or an adjusted net loss of $0.48 per basic and diluted share, as compared to net loss of $55.5 million, or an adjusted net loss of $0.62 per basic and diluted share for the six months ended June 30, 2024. The increase in adjusted net loss for the three-month period is due to higher R&D costs. The decrease in adjusted net loss per share for the six-month period is primarily attributable to a higher number of weighted average shares outstanding.
•Cash and cash equivalents: As of June 30, 2025, cash and cash equivalents were $264.6 million, compared to $250.9 million as of December 31, 2024. In June 2025, the Company entered into securities purchase agreements for the sale of its equity securities to certain institutional investors in a $100.0 million PIPE financing, which resulted in net proceeds of $93.1 million, extending the expected cash runway into 2028.

Conference Call Details

ADC Therapeutics management will host a conference call and live audio webcast to discuss second quarter 2025 financial results and provide a company update today at 8:30 a.m. Eastern Time. To access the conference call, please register here. Registrants will receive the dial-in number and unique PIN. It is recommended that you join 10 minutes before the event, though you may pre-register at any time. A live webcast of the call will be available under “Events & Presentations” in the Investors section of the ADC Therapeutics website at ir.adctherapeutics.com. The archived webcast will be available for 30 days following the call.

About ADC Therapeutics

ADC Therapeutics (NYSE: ADCT) is a commercial-stage global leader and pioneer in the field of antibody drug conjugates (ADCs), transforming treatment for patients through our focused portfolio with ZYNLONTA (loncastuximab tesirine-lpyl) and an early stage PSMA-targeting ADC.

ADC Therapeutics' CD19-directed ADC ZYNLONTA received accelerated approval by the FDA and conditional approval from the European Commission for the treatment of relapsed or refractory diffuse large B-cell lymphoma after two or more lines of systemic therapy. ZYNLONTA is also in development in combination with other agents and in earlier lines of therapy. In addition to ZYNLONTA, ADC Therapeutics is leveraging its expertise to advance IND-enabling activities for a next-generation PSMA-targeting ADC which utilizes a differentiated exatecan-based payload with a novel hydrophilic linker.

Headquartered in Lausanne (Biopôle), Switzerland, with operations in London and New Jersey, ADC Therapeutics is focused on driving innovation in ADC development with specialized capabilities from clinical to manufacturing and commercialization. Learn more at https://adctherapeutics.com/ and follow us on LinkedIn.

ZYNLONTA® is a registered trademark of ADC Therapeutics SA.

Use of Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP), this document also contains certain non-GAAP financial measures based on management’s view of performance including:

•Adjusted total operating expenses
•Adjusted net loss
•Adjusted net loss per share

Management uses such measures internally when monitoring and evaluating our operational performance, generating future operating plans and making strategic decisions regarding the allocation of capital. We believe that these adjusted financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and facilitate operating performance comparability across both past and future reporting periods. These non-GAAP measures have limitations as financial measures and should be considered in addition to, and not in isolation or as a substitute for, the information prepared in accordance with GAAP. When preparing these supplemental non-GAAP measures, management typically excludes certain GAAP items that management does not believe are indicative of our ongoing operating performance. Furthermore, management does not consider these GAAP items to be normal, recurring cash operating expenses; however, these items may not meet the GAAP definition of unusual or non-recurring items. Since non-GAAP financial measures do not have standardized definitions and meanings, they may differ from the non-GAAP financial measures used by other companies, which reduces their usefulness as comparative financial measures. Because of these limitations, you should consider these adjusted financial measures alongside other GAAP financial measures.

The following items are excluded from adjusted total operating expenses:

Shared-Based Compensation Expense: We exclude share-based compensation expense from our adjusted financial measures because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued. Share-based compensation expense has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy.

Restructuring, Impairment and Other Related Costs:We exclude from our adjusted financial measures costs associated with our execution of certain strategies and initiatives to streamline operations, achieve targeted cost reductions or reprioritize research and development activities. These costs may include employee severance, contract termination costs, facility closing and exit costs, asset impairment charges (which are non-cash) and other costs that we believe do not represent the performance of our business or have a direct correlation to our ongoing or future business operations.

The following items are excluded from adjusted net loss and adjusted net loss per share:

Shared-Based Compensation Expense: We exclude share-based compensation expense from our adjusted financial measures because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued. Share-based compensation expense has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy.

Certain Other Items: We exclude certain other significant items that we believe do not represent the performance of our business, from our adjusted financial measures. Such items are evaluated by management on an individual basis based on both quantitative and qualitative aspects of their nature. While not all-inclusive, examples of certain other significant items excluded from our adjusted financial measures would be: restructuring, impairment and other related costs, changes in the fair value of warrant obligations and the effective interest expense associated with the senior secured term loan facility and the effective interest expense and cumulative catch-up adjustments associated with the deferred royalty obligation under the royalty purchase agreement with HealthCare Royalty Partners.

See the attached Reconciliation of GAAP Measures to Non-GAAP Measures for explanations of the amounts excluded and included to arrive at the non-GAAP financial measures.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify forward-looking statements by terminology such as "may", "will", "should", "would", "expect", "intend", "plan", "anticipate", "believe", "estimate", "predict", "potential", "seem", "seek", "future", "continue", or "appear" or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to: the success of the Company's strategic restructuring plan; changes in estimated costs associated with the restructuring plan including the workforce reduction and planned closure of the UK facility; the expected cash runway into 2028 which assumes use of minimum liquidity amount required to be maintained under its loan agreement covenants; whether future LOTIS-7 clinical trial results will be consistent with or different from the LOTIS-7 data presented at EHA and ICML and future regulatory and compendia strategy and opportunity; the timing of the PFS events for LOTIS-5 and the results of the trial and full FDA approval for ZYNLONTA®; future safety and efficacy results of the Phase 2 IIT in MZL and any regulatory or compendia pathways; the Company's ability to grow ZYNLONTA® revenue in the United States and potential peak revenue; the ability of our partners to commercialize ZYNLONTA® in foreign markets, the timing and amount of future revenue and payments to us from such partnerships and their ability to obtain regulatory approval for ZYNLONTA® in foreign jurisdictions; the timing and results of the Company's or its partners' research and development projects or clinical trials including LOTIS-5 and LOTIS-7, as well as early pre-clinical research for our exatecan-based ADC targeting PSMA; the timing and results of investigator-initiated trials including those studying FL and MZL and the potential regulatory and/or compendia strategy and the future opportunity; the timing and outcome of regulatory submissions for the Company's products or product candidates; actions by the FDA or foreign regulatory authorities; projected revenue and expenses; the Company's indebtedness, including Healthcare Royalty Management and Blue Owl and Oaktree facilities, and the restrictions imposed on the Company's activities by such indebtedness, the ability to comply with the terms of the various agreements and repay such indebtedness and the significant cash required to service such indebtedness; the Company's ability to obtain financial and other resources for its research, development, clinical, and commercial activities; and the uncertainties of international trade policies, including tariffs, sanctions and trade barriers and potential impact they may have on our business, financial condition, and results of operations. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K and in the Company's other periodic and current reports and filings with the U.S. Securities and Exchange Commission. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document.

ADC Therapeutics SA
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue
Product revenues, net	$18,085	$17,030	$35,489	$34,878
License revenues and royalties	754	380	6,383	585
Total revenue, net	18,839	17,410	41,872	35,463
Operating expense
Cost of product sales	(836)	(1,217)	(2,897)	(3,727)
Research and development	(30,090)	(24,295)	(59,018)	(50,030)
Selling and marketing	(10,147)	(10,701)	(20,700)	(22,091)
General and administrative	(8,822)	(10,238)	(18,777)	(22,269)
Restructuring, impairment and other related costs	(13,091)	—	(13,091)	—
Total operating expense	(62,986)	(46,451)	(114,483)	(98,117)
Loss from operations	(44,147)	(29,041)	(72,611)	(62,654)

Other income (expense)
Interest income	1,934	3,253	3,988	6,201
Interest expense	(12,997)	(12,679)	(25,227)	(25,175)
Other, net	(182)	2,754	21	159
Total other expense, net	(11,245)	(6,672)	(21,218)	(18,815)
Loss before income taxes	(55,392)	(35,713)	(93,829)	(81,469)
Income tax expense	(1,254)	(234)	(1,419)	(397)
Loss before equity in net losses of joint venture	(56,646)	(35,947)	(95,248)	(81,866)
Equity in net losses of joint venture	—	(597)	—	(1,284)
Net loss	$(56,646)	$(36,544)	$(95,248)	$(83,150)

Net loss per share
Net loss per share, basic and diluted	$(0.50)	$(0.38)	$(0.86)	$(0.93)
Weighted average shares outstanding, basic and diluted	113,743,358	95,691,245	110,490,935	89,121,783

ADC Therapeutics SA
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	June 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$264,560	$250,867
Accounts receivable, net	26,184	20,316
Inventory	17,763	18,387
Prepaid expenses	4,584	8,370
Other current assets	5,664	9,450
Total current assets	318,755	307,390
Non-current assets
Property and equipment, net	1	5,075
Operating lease right-of-use assets	1,488	8,354
Other long-term assets	1,317	1,161
Total assets	$321,561	$321,980

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	$9,616	$18,029
Accrued expenses and other current liabilities	54,984	62,440
Total current liabilities	64,600	80,469

Deferred royalty obligation, long-term	333,244	320,093
Senior secured term loans	114,473	113,632
Operating lease liabilities, long-term	1,258	7,995
Other long-term liabilities	7,170	2,433
Total liabilities	520,745	524,622

Total shareholders’ (deficit) equity	(199,184)	(202,642)

Total liabilities and shareholders’ (deficit) equity	$321,561	$321,980

ADC Therapeutics SA
Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)
(in thousands, except for share and per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
(in thousands)	2025	2024	Change	% Change	2025	2024	Change	% Change
Total operating expense	$(62,986)	$(46,451)	$(16,535)	36%	$(114,483)	$(98,117)	$(16,366)	17%
Adjustments:
Share-based compensation expense (i)	2,062	1,988	74	4%	4,483	2,146	2,337	109%
Restructuring charges (v)	6,677	—	6,677	N/A	6,677	—	6,677	N/A
Impairment charges (vi)	6,414	—	6,414	N/A	6,414	—	6,414	N/A
Adjusted total operating expenses	$(47,833)	$(44,463)	$(3,370)	8%	$(96,909)	$(95,971)	$(938)	1%

	Three Months Ended June 30,		Six Months Ended June 30,
in thousands (except for share and per share data)	2025	2024	2025	2024
Net loss	$(56,646)	$(36,544)	$(95,248)	$(83,150)
Adjustments:
Share-based compensation expense (i)	2,062	1,988	4,483	2,146
Deerfield warrants obligation, change in fair value (income)/expense (ii)	—	(2,230)	—	838
Effective interest expense on senior secured term loan facility (iii)	4,274	4,413	8,059	8,816
Deferred royalty obligation interest expense (iv)	8,723	8,266	17,168	16,359
Deferred royalty obligation cumulative catch-up adjustment income (iv)	(184)	(263)	(196)	(526)
Restructuring charges (v)	6,677	—	6,677	—
Impairment charges (vi)	6,414	—	6,414	—
Adjusted net loss	$(28,680)	$(24,370)	$(52,643)	$(55,517)

Net loss per share, basic and diluted	$(0.50)	$(0.38)	$(0.86)	$(0.93)
Adjustment to net loss per share, basic and diluted	0.25	0.13	0.38	0.31
Adjusted net loss per share, basic and diluted	$(0.25)	$(0.25)	$(0.48)	$(0.62)
Weighted average shares outstanding, basic and diluted	113,743,358	95,691,245	110,490,935	89,121,783

(i)Share-based compensation expense represents the cost of equity awards issued to our directors, management and employees. The fair value of awards is computed at the time the award is granted and is recognized over the requisite service period less actual forfeitures by a charge to the statement of operations and a corresponding increase in additional paid-in capital within equity. These accounting entries have no cash impact.

(ii)Change in the fair value of the Deerfield warrant obligation results from the valuation at the end of each accounting period. There are several inputs to these valuations, but those most likely to result in significant changes to the valuations are changes in the value of the underlying instrument (i.e., changes in the price of our common shares) and changes in expected volatility in that price. These accounting entries have no cash impact.
(iii)Effective interest expense on senior secured term loans relates to the increase in the value of our loans in accordance with the amortized cost method.
(iv)Deferred royalty obligation interest expense relates to the accretion expense on our deferred royalty obligation pursuant to the royalty purchase agreement with HCR and cumulative catch-up adjustments related to changes in the expected payments to HCR based on a periodic assessment of our underlying revenue projections.
(v)Restructuring charges consist primarily of employee severance, contract termination costs and other costs associated to the strategic reprioritization and restructuring plan approved by the Board of Directors on June 11, 2025 ("2025 Restructuring").
(vi)Impairment charges consist of write downs of long-lived and prepaid asset associated with the 2025 Restructuring. These accounting entries have no cash impact.

CONTACT:

Investors and Media
Nicole Riley
ADC Therapeutics
Nicole.Riley@adctherapeutics.com
+1 862-926-9040